Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 5 TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated January 18, 2008, but effective as of December 28, 2007

AMENDMENT NO. 5 TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) among Chesapeake Corporation, a Virginia corporation (the “U.S. Borrower”), Chesapeake U.K. Holdings Limited, Chesapeake U.K. Acquisitions plc, Boxmore International Limited, Chesapeake plc (formerly known as Field Group plc) (collectively, the “U.K. Borrowers”), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the U.S. Borrower, the U.K. Borrowers, the Lenders, the Administrative Agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, HSBC Bank plc, as documentation agent, Wachovia Capital Markets, LLC, as a co-lead arranger and the sole bookrunner, and Banc of America Securities LLC and Citicorp North America, Inc., as co-lead arrangers have entered into a Second Amended and Restated Credit Agreement dated as of February 23, 2004, as amended by Amendment No. 1 dated as of June 10, 2004, Amendment No. 2 dated as of February 23, 2006, the Letter Waiver and Amendment No. 3 dated as of August 4, 2006 and Amendment No. 4 dated as of June 18, 2007 (as so amended, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement.  The Credit Agreement is, effective as of December 28, 2007 and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) Section 7.2.2(j) is hereby amended by replacing the dollar amount “$50,000,000” where it appears therein with the dollar amount “$30,000,000”;

(b) Section 7.2.3(k) is hereby amended by replacing the dollar amount “$40,000,000” where it appears therein with the dollar amount “$30,000,000”;

(c) Section 7.2.4(a) is hereby amended and restated in its entirety, for the period commencing with the effective date of this Amendment, to read as follows:

“(a) the Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
July 1, 2007 through (and including) the end of the third Fiscal Quarter of 2007	5.00:1
Beginning of the fourth Fiscal Quarter of 2007 through (and including) the end of the fourth Fiscal Quarter of 2007	5.30:1
The first Fiscal Quarter of 2008	4.25:1
Beginning of the second Fiscal Quarter of 2008 and thereafter	4:00:1”

(d) Section 7.2.4(c) is hereby amended and restated in its entirety, for the period commencing with the effective date of this Amendment, to read as follows:

“(c) the Borrower will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
July 1, 2007 through (and including) the end of the third Fiscal Quarter of 2007	2.25:1
Beginning of the fourth Fiscal Quarter of 2007 through (and including) the end of the fourth Fiscal Quarter of 2007	2.15:1
Beginning of the first Fiscal Quarter of 2008 and thereafter	2.50:1”

(e) Section 7.2.6 is hereby amended by deleting clause (a) in its entirety and replacing it with “(a) [reserved]”; and

(f) Item 6.13 of Schedule I is hereby amended and restated in its entirety to read as follows:

“ITEM 6.13. ENVIRONMENTAL MATTERS.

See “Environmental Matters” discussion in Note 11 to the Consolidated Financial Statements included in Chesapeake Corporation’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2007 regarding potential liability of WTM I Company for natural resources damages and certain environmental remediation related to the lower Fox River, Wisconsin, site.”

SECTION 2. Conditions of Effectiveness.  This Amendment is dated as of January 18, 2008, but shall be effective as of December 28, 2007 when, and only when, (a) the U.S. Borrower shall have paid, on or before January 18, 2008, to the Administrative Agent for the ratable account and benefit of each Lender executing this Amendment on or before 12:00 Noon Eastern time on January 18, 2008, a fee equal to 0.15% of the Total Exposure Amount of each such Lender and (b) the Administrative Agent shall have received, on or before January 18, 2008, the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Administrative Agent:

(i) Counterparts of this Amendment executed by each Borrower, each Subsidiary Guarantor and the Required Lenders or, as to any of the Required Lenders, advice satisfactory to the Administrative Agent that such Required Lender has executed this Amendment;

(ii) Counterparts of the Consent and Confirmation attached hereto executed by each Subsidiary Guarantor;

(iii) Evidence reasonably satisfactory to the Administrative Agent that any and all expenses of counsel to the Administrative Agent outstanding since the date of its last invoice as well as all expenses in connection with this Amendment shall have been paid in full in accordance with Section 10.3 of the Credit Agreement; and

(iv) A certificate signed by a duly authorized officer of each Borrower stating that:

(A) All representations and warranties made by such Borrower in Section 3 hereof and in the Credit Agreement (as amended hereby) and the other Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(B) after giving effect to the amendments contemplated by Section 1 above, no Default shall have occurred and be continuing.

SECTION 3. Representations and Warranties of theBorrowers.  Each Borrower represents and warrants as follows:

(a) Such Borrower and each Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by such Borrower of this Amendment and the Loan Documents, as amended hereby, and by each Subsidiary Guarantor of the Consent and Confirmation attached hereto, are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not result in a default under or contravene any such Person’s Organic Documents.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by such Borrower of this Amendment or any of the Loan Documents, as amended hereby, to which it is or is to be a party, or by each Subsidiary Guarantor of the Consent and Confirmation attached hereto.

(d) This Amendment has been duly executed and delivered by such Borrower, and the Consent and Confirmation attached hereto has been duly executed and delivered by each Subsidiary Guarantor.  This Amendment and each of the other Loan Documents, as amended hereby, to which such Borrower is a party, and the Consent and Confirmation attached hereto, are legal, valid and binding obligations of such Borrower or such Subsidiary Guarantor, as applicable, enforceable against such entity in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity).

SECTION 4. Reference to and Effect on the Loan Documents.  (a)  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement (including, without limitation, the guarantees by the Borrowers set forth in Section 4.10 thereof), the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5. Costs and Expenses.  The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.3 of the Credit Agreement.

SECTION 6. Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHESAPEAKE CORPORATION

By /s./ Joel K. Mostrom
Name: Joel K Mostrom
Title: Executive Vice President & Chief Financial Officer

CHESAPEAKE U.K. HOLDINGS LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE U.K. ACQUISITIONS PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

BOXMORE INTERNATIONAL LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE PLC (FORMERLY KNOWN AS
FIELD GROUP PLC)

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

Agreed as of the date first above written:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender and Administrative Agent

By /s/ Jill W. Akre
Name: Jill W. Akre
Title: Managing Director

CONSENT AND CONFIRMATION

Dated as of January 18, 2008

Each of the undersigned hereby consents to the foregoing Amendment and hereby (a) confirms and agrees that notwithstanding the effectiveness of such Amendment, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment, (b) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents to which it is a party shall continue in full force and effect, and (c) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.

This Consent and Confirmation shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of the undersigned hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York county and the courts of the United States of America located in the Southern District of New York and hereby agrees that any legal action, suit or proceeding arising out of or relating to the foregoing Amendment and this Consent and Confirmation may be brought against them in any such courts.  This Consent and Confirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Consent and Confirmation by telecopier shall be effective as delivery of a manually executed counterpart of this Consent and Confirmation.

CARY ST. COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE DISPLAY AND PACKAGING COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

CHESAPEAKE FOREST PRODUCTS LLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

CHESAPEAKE INTERNATIONAL HOLDING COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

DELMARVA PROPERTIES, INC.

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

CHESAPEAKE PRINTING AND PACKAGING COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

STONEHOUSE INC.

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Secretary

WTM I COMPANY

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Vice President